EXHIBIT 99.1

News Release

ChoiceOne Reports Third Quarter 2024 Results

Sparta, Michigan – October 23, 2024 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank, reported financial results for the quarter ended September 30, 2024.

Quarterly Highlights

•
ChoiceOne reported net income of $7,348,000 and $19,568,000 for the three and nine months ended September 30, 2024, compared to $5,122,000 and $15,968,000 for the same periods in 2023, representing growth of 43.5% and 22.6%, respectively. Net income adjusted for merger related expenses was $7,981,000 and $20,201,000 for the three and nine months ended September 30, 2024.
•
ChoiceOne entered into a definitive merger agreement with Fentura Financial, Inc. ("Fentura") on July 25, 2024. Fentura is the parent company of The State Bank, with $1.8 billion in assets as of June 30, 2024 and has 20 branches and a loan production office in the following counties of Michigan: Genesee, Ingham, Jackson, Livingston, Oakland, Saginaw, and Shiawassee.
•
On July 26, 2024, ChoiceOne completed an underwritten public offering of 1,380,000 shares of its common stock at a price to the public of $25.00 per share for aggregate gross proceeds of approximately $34.5 million before deducting underwriting discounts and estimated offering expenses (the “Capital Raise”).
•
Diluted earnings per share were $0.85 and $2.46 in the three and nine months ended September 30, 2024, compared to $0.68 and $2.12 per share in the same periods in the prior year. Diluted earnings per share was negatively impacted by the sale of 1,380,000 shares of common stock in the Capital Raise. Diluted earnings per share adjusted for merger expenses was $0.93 and $2.54 in the three and nine months ended September 30, 2024.
•
GAAP Net interest margin in the third quarter of 2024 increased to 3.17%, compared to 2.95% in the second quarter of 2024, and 2.64% in the third quarter of 2023. GAAP net interest income was $20.2 million in the third quarter of 2024 compared to $16.2 million in the third quarter of 2023. Net interest income was aided by cash settlements from pay-fixed interest rate swaps which started paying in April 2024.
•
Core loans, which exclude held for sale loans and loans to other financial institutions, grew organically by $64.5 million or 18.4% on an annualized basis during the third quarter of 2024 and $179.4 million or 14.0% since September 30, 2023. Loan interest income increased $5.5 million in the third quarter of 2024 compared to the same period in 2023.
•
Deposits, excluding brokered deposits, increased $102.1 million or an annualized 19.5% in the third quarter of 2024 and $117.6 million or 5.7% during the twelve months since September 30, 2023. The increase in deposits in the third quarter was driven by public funds including schools and townships which historically increase in the third quarter of each year due to the timing of tax collection. The increase in deposits in the twelve months ended September 30, 2024 is a combination of new business and recapture of deposit losses from the prior year.
•
Asset quality remains strong with only 0.19% of nonperforming loans to total loans (excluding held for sale) as of September 30, 2024.

“I am very pleased with the results of the third quarter of 2024, which highlight the growth in core loans and deposits driven by the success of our experienced team. The proactive management of our balance sheet has also resulted in improvements in our net interest margin in the third quarter and positions us to manage changing market conditions. We remain committed to our communities, customers, and stakeholders, and sincerely appreciate the trust they place in us as their local financial partner," said Kelly Potes, Chief Executive Officer.

ChoiceOne reported net income of $7,348,000 and $19,568,000 for the three and nine months ended September 30, 2024, compared to $5,122,000 and $15,968,000 for the same periods in 2023, representing growth of 43.5% and 22.6%, respectively. Net income adjusted for merger related expenses was $7,981,000 and $20,201,000 for the three and nine months ended September 30, 2024. Diluted earnings per share were $0.85 and $2.46 in the three and nine months ended September 30, 2024, compared to $0.68 and $2.12 per share in the same periods in the prior year. Earnings per share was negatively impacted by the sale of 1,380,000 shares of common stock in the Capital Raise completed on July 26, 2024.

As of September 30, 2024, total assets were $2.7 billion, an increase of $151.8 million compared to September 30, 2023. The growth is primarily attributed to an increase in core loans of $179.4 million and loans to other financial institutions of $14.7 million. This growth was offset by a $16.0 million reduction in securities during the same time period. ChoiceOne has actively managed its balance sheet to support organic loan growth, strategically shifting from lower-yielding assets to higher-yielding loans. This is reflected in the loan growth observed.

Deposits, excluding brokered deposits, increased $102.1 million or an annualized 19.5% in the third quarter of 2024 and $117.6 million or 5.7% during the twelve months since September 30, 2023. The increase in deposits in the third quarter was driven by public funds including schools and townships which historically increase in the third quarter of each year due to the timing of tax collection. The increase in deposits in the twelve months ended September 30, 2024 is a combination of new business and recapture of deposit losses from the prior year. ChoiceOne continues to be proactive in managing its liquidity position by using brokered deposits, the Bank Term Funding Program (“BTFP”), and FHLB advances to ensure ample liquidity. At September 30, 2024, total available borrowing capacity secured by pledged assets was $780.6 million. ChoiceOne can increase its capacity by utilizing unsecured federal fund lines and pledging additional assets. Uninsured deposits totaled $863.3 million or 39.1% of deposits at September 30, 2024.

ChoiceOne's cost of deposits to average total deposits has declined since peaking in the first quarter of 2024 due to positive cash flow from pay-fixed interest rate swaps, hedged against deposits, decreasing deposit expenses. In addition, the Federal Reserve decreased the federal funds rate by 50 basis points in September 2024 and signaled potential further rate drops in the future. These factors led to a slight decline in the cost of deposits to average total deposits to an annualized 1.53% in the third quarter of 2024 compared to an annualized 1.56% in the second quarter of 2024 and an annualized 1.65% in the first quarter of 2024. Due to hedge instruments we have in place, our balance sheet is asset sensitive. If rates decline, we expect to see slight declines in deposit costs; however these declines will be muted by the decrease in cash flows from pay-fixed interest rate swaps collected. Interest expense on borrowings for the three and nine months ended September 30, 2024 increased $239,000 and $3.4 million compared to the same period in the prior year, due to increases in borrowing amounts and interest rates. Borrowings include $170 million from the BTFP and $40 million of FHLB borrowings at a weighted average fixed rate of 4.7%, with the earliest maturity in January 2025. Total cost of funds decreased to an annualized 1.87% in the third quarter of 2024 compared to an annualized 1.92% in the second quarter of 2024, and increased compared to an annualized 1.70% in the third quarter of 2023.

The provision for credit losses expense on loans was $425,000 in the third quarter of 2024, due in part to loan growth during the quarter. The ratio of the allowance for credit losses to total loans (excluding loans held for sale) was 1.10% on September 30, 2024 compared to 1.14% on September 30, 2023. Asset quality continues to remain strong, with annualized net loan charge-offs to average loans of 0.02% and nonperforming loans to total loans (excluding loans held for sale) of 0.19% as of September 30, 2024.

ChoiceOne uses interest rate swaps to manage interest rate exposure to certain fixed rate assets and variable rate liabilities. On September 30, 2024, ChoiceOne had pay-fixed interest rate swaps with a total notional value of $401.0 million, a weighted average coupon of 3.07%, a fair value of $4.4 million and an average remaining contract length of 7 to 8 years. These derivative instruments increase in value as long-term interest rates rise, which offsets the reduction in equity due to unrealized losses on securities available for sale. Included in the total is $200.0 million of forward starting pay-fixed, receive floating interest rate swaps used to hedge interest bearing liabilities. These forward starting swaps pay a fixed coupon of 2.75% while receiving SOFR. Settlements from these swaps amounted to $1.3 million for the third quarter of 2024 and were a contributing factor to the increase in net interest margin during the third quarter of 2024. Fully tax equivalent net interest margin excluding the swaps was 39 basis points lower than tax equivalent net interest margin reported for the third quarter of 2024. In addition to the pay-fixed interest rate swaps, ChoiceOne also employs back-to-back swaps on a commercial loans, with the impact reflected in interest income.

Shareholders’ equity totaled $247.7 million as of September 30, 2024, up from $181.2 million as of September 30, 2023, due in large part to the $34.5 million in aggregate gross proceeds (before deducting discounts and estimated offering expenses) received in the Capital Raise. The additional increase is due to retained earnings and an improvement in accumulated other compressive loss (AOCI) of $17.0 million compared to September 30, 2023. The improvement in AOCI, is due to both the shortening duration and maturing (paydowns) of the securities portfolio, offset by the change in unrealized gain of the pay-fixed swap derivatives. ChoiceOne Bank remains “well-capitalized” with a total risk-based capital ratio of 13.1% as of September 30, 2024, compared to 12.7% on September 30, 2023.

Noninterest income increased $1.2 million and $2.1 million in the three and nine months ended September 30, 2024, compared to the same periods in the prior year. The increase was largely due to an increase in customer service charges of $391,000 and $920,000 in the three and nine months ended September 30, 2024 compared to the same periods in 2023 and changes in the market value of equity securities in the three and nine months ended September 30, 2024, compared to the same periods in the prior year. Equity securities include community bank stocks and CRA focused bond mutual funds. In addition, ChoiceOne recognized earnings on a bank owned life insurance death benefit claim in the amount of $196,000 during the first quarter of 2024.

Noninterest expense increased by $1.7 million or 12.3% and $2.1 million or 5.0% in the three and nine months ended September 30, 2024 compared to the same period in 2023. The increase in total noninterest expense was due in part to merger related expenses of $645,000 during the quarter compared to $0 in the prior year. Additionally, there was an increase to employee health insurance and other benefit costs, and an increase to FDIC insurance and other costs related to the inflationary environment. The year to date increase in costs were offset by a decline in occupancy and equipment related to two branch closures during the first quarter of 2024. Management continues to seek out ways to manage costs, but also recognizes the value of investing in innovation and attracting the best talent in our industry to compete effectively in our markets.

“I am very pleased with the results of the third quarter of 2024, showing core loan growth, an improving net interest margin and excellent credit metrics. In addition, we announced completion of the Capital Raise to supplement regulatory capital ratios, and the pending merger with Fentura and the State Bank, a highly respected community bank in Michigan. We are excited to welcome their customers, communities, and employees to the ChoiceOne team,” said Kelly Potes, Chief Executive Officer.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 35 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.bank.

Forward-Looking Statements

This news release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of ChoiceOne or Fentura with respect to the planned merger, the strategic benefits and financial benefits of the merger, including the expected impact of the proposed transaction on the combined company’s future financial performance and the timing of the closing of the proposed transaction. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne does not undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Such risks, uncertainties and assumptions, include, among others, the following:

•
the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in a materially burdensome regulatory condition (as defined in the merger agreement));
•
the failure of Fentura to obtain shareholder approval, for ChoiceOne to obtain the shareholder approval, or for either party to satisfy any of the other closing conditions to the proposed transaction on a timely basis or at all;
•
the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•
the possibility that the anticipated benefits of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where ChoiceOne and Fentura do business, or as a result of other unexpected factors or events;
•
the impact of purchase accounting with respect to the proposed transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
•
diversion of management’s attention from ongoing business operations and opportunities;
•
potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; or
•
the outcome of any legal proceedings that may be instituted against ChoiceOne or Fentura.

Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2023 and in any of ChoiceOne’s subsequent SEC filings, which are available on the SEC’s website, www.sec.gov.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this presentation includes certain non-GAAP financial measures. ChoiceOne believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand underlying financial performance and condition and trends of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, non-GAAP measures are used as comparative tools, together with GAAP measures, to assist in the evaluation of operating performance or financial condition. These measures are also calculated using the appropriate GAAP or regulatory components in their entirety and are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in the tables to this news release under the heading non-GAAP reconciliation.

For Further Information:

Adom Greenland

Executive Vice President & CFO

(616) 887 – 2334

IR@ChoiceOne.bank

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger between ChoiceOne and Fentura. This material is not a solicitation of any vote or approval of the ChoiceOne or Fentura shareholders and is not a substitute for the proxy statement/prospectus or any other documents that ChoiceOne and Fentura may send to their respective shareholders in connection with the proposed transaction.

In connection with the proposed Merger, ChoiceOne has filed with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement and Prospectus of ChoiceOne and Fentura, as well as other relevant documents regarding the proposed Merger. A definitive Proxy Statement and Prospectus will be sent to ChoiceOne and Fentura shareholders when available. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

A free copy of the Proxy Statement and Prospectus, once available, as well as other filings containing information about ChoiceOne, Fentura, and the proposed transaction may be obtained at the SEC’s Internet site http://www.sec.gov. You will also be able to obtain these documents, free of charge, from ChoiceOne under the "Investor Relations" section of its website, www.choiceone.bank (which website is not incorporated herein by reference). In addition, investors and security holders may obtain free copies of the documents ChoiceOne has filed with the SEC by directing a request to ChoiceOne Financial Services, Inc., Attn: Adom Greenland, 109 E. Division Street, Sparta, Michigan 49345 or by phone at (616) 887-2334.

Participants in Solicitation

ChoiceOne, Fentura, and certain of their respective directors, executive officers and other members of management or employees may, under the SEC’s rules, be deemed to be participants in the solicitation of proxies from ChoiceOne and Fentura shareholders in respect of the proposed merger, which will be described in the Proxy Statement and Prospectus. Information about ChoiceOne’s directors and executive officers is available in its definitive proxy statement relating to its 2024 annual meeting of shareholders, which was filed with the SEC on April 11, 2024, and other documents filed by ChoiceOne with the SEC. Information about the directors and executive officers of Fentura and their ownership of Fentura common stock and those participants and other persons who may, under the SEC’s rules, be deemed participants in the proposed transaction may be obtained by reading the Proxy Statement and Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Condensed Balance Sheets
(Unaudited)

(In thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Cash and cash equivalents	$145,938	$101,002	$144,673
Equity securities, at fair value	7,816	7,502	7,262
Securities Held to Maturity	391,954	392,699	414,743
Securities Available for Sale	497,552	491,670	490,804
Federal Home Loan Bank stock	4,449	4,449	4,449
Federal Reserve Bank stock	5,307	5,066	5,065
Loans held for sale	5,994	5,946	5,222
Loans to other financial institutions	38,492	36,569	23,763
Core loans	1,465,458	1,400,958	1,286,037
Total loans held for investment	1,503,950	1,437,527	1,309,800
Allowance for credit losses	(16,490)	(16,152)	(14,872)
Loans, net of allowance for credit losses	1,487,460	1,421,375	1,294,928
Premises and equipment	27,135	27,370	29,628
Cash surrender value of life insurance policies	45,699	45,384	44,788
Goodwill	59,946	59,946	59,946
Core deposit intangible	1,250	1,448	2,057
Other assets	45,503	59,210	70,631

Total Assets	$2,726,003	$2,623,067	$2,574,196

Noninterest-bearing deposits	$521,055	$517,137	$531,962
Interest-bearing deposits	1,680,546	1,582,365	1,551,995
Brokered deposits	6,627	27,177	49,238
Borrowings	210,000	210,000	180,000
Subordinated debentures	35,691	35,630	35,446
Other liabilities	24,338	36,239	44,394

Total Liabilities	2,478,257	2,408,548	2,393,035

Common stock and paid-in capital, no par value; shares authorized: 15,000,000; shares outstanding: 8,959,664 at September 30, 2024, 7,573,618 at June 30, 2024, and 7,541,187 at September 30, 2023	206,427	173,984	173,187
Retained earnings	86,765	81,836	70,444
Accumulated other comprehensive income (loss), net	(45,446)	(41,301)	(62,470)
Shareholders' Equity	247,746	214,519	181,161

Total Liabilities and Shareholders’ Equity	$2,726,003	$2,623,067	$2,574,196

Condensed Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	September 30,		September 30,
	2024	2023	2024	2023
Interest income
Loans, including fees	$23,252	$17,774	$66,009	$48,625
Securities:
Taxable	5,563	5,346	16,382	15,637
Tax exempt	1,402	1,420	4,224	4,244
Other	1,473	1,764	3,451	2,512
Total interest income	31,690	26,304	90,066	71,018

Interest expense
Deposits	8,362	7,237	25,464	15,569
Advances from Federal Home Loan Bank	468	272	1,372	1,498
Other	2,612	2,569	8,137	4,622
Total interest expense	11,442	10,078	34,973	21,689

Net interest income	20,248	16,226	55,093	49,329
Provision for credit losses on loans	425	438	1,100	332
Provision for credit losses on unfunded commitments	-	(438)	(675)	(557)
Net Provision for credit losses expense	425	-	425	(225)
Net interest income after provision	19,823	16,226	54,668	49,554

Noninterest income
Customer service charges	2,773	2,382	7,840	6,920
Insurance and investment commissions	184	173	572	541
Gains on sales of loans	631	536	1,610	1,479
Net gains (losses) on sales of securities	-	(71)	-	(71)
Net gains (losses) on sales and write downs of other assets	191	13	203	149
Earnings on life insurance policies	315	278	1,115	810
Trust income	232	197	665	577
Change in market value of equity securities	277	(134)	241	(456)
Other	264	330	755	911
Total noninterest income	4,867	3,704	13,001	10,860

Noninterest expense
Salaries and benefits	8,372	8,038	24,467	23,958
Occupancy and equipment	1,475	1,427	4,414	4,577
Data processing	1,932	1,724	5,382	5,087
Professional fees	610	435	1,818	1,675
Supplies and postage	174	192	520	580
Advertising and promotional	168	269	517	573
Intangible amortization	198	247	604	752
FDIC insurance	390	270	1,155	790
Merger related expenses	645	-	645	-
Other	1,453	1,126	3,857	3,304
Total noninterest expense	15,417	13,728	43,379	41,296

Income before income tax	9,273	6,202	24,290	19,118
Income tax expense	1,925	1,080	4,722	3,150

Net income	$7,348	$5,122	$19,568	$15,968

Basic earnings per share	$0.86	$0.68	$2.48	$2.12
Diluted earnings per share	$0.85	$0.68	$2.46	$2.12
Dividends declared per share	$0.27	$0.26	$0.81	$0.78

Income Adjusted for Merger Expenses - Non-GAAP Reconciliation

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
(In Thousands, Except Per Share Data)
Net income	$7,348	$5,122	$19,568	$15,968

Merger related expenses net of tax	633	-	633	-
Adjusted net income	$7,981	$5,122	$20,201	$15,968

Weighted average number of shares	8,567,548	7,537,996	7,898,938	7,528,887
Diluted average shares outstanding	8,615,500	7,568,034	7,944,143	7,562,160
Adjusted basic earnings per share	$0.94	$0.68	$2.56	$2.12
Adjusted diluted earnings per share	$0.93	$0.68	$2.54	$2.12

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.
(in thousands except per share data)
Net interest income	$20,248	$18,371	$16,474	$16,555	$16,226
Net provision expense	425	-	-	375	-
Noninterest income	4,867	4,083	4,051	4,046	3,704
Noninterest expense	15,417	14,278	13,684	13,778	13,728
Net income before federal income tax expense	9,273	8,176	6,841	6,449	6,202
Income tax expense	1,925	1,590	1,207	1,156	1,080
Net income	7,348	6,586	5,634	5,293	5,122
Basic earnings per share	0.86	0.87	0.75	0.70	0.68
Diluted earnings per share	0.85	0.87	0.74	0.70	0.68
Adjusted basic earnings per share	0.94	0.87	0.75	0.70	0.68
Adjusted diluted earnings per share	0.93	0.87	0.74	0.70	0.68

End of period balances	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.
(in thousands)
Gross loans	$1,509,944	$1,443,473	$1,424,625	$1,415,363	$1,315,022
Loans held for sale (1)	5,994	5,946	6,035	4,710	5,222
Loans to other financial institutions (2)	38,492	36,569	30,032	19,400	23,763
Core loans (gross loans excluding 1 and 2 above)	1,465,458	1,400,958	1,388,558	1,391,253	1,286,037
Allowance for credit losses	16,490	16,152	16,037	15,685	14,872
Securities available for sale	497,552	491,670	504,636	514,598	490,804
Securities held to maturity	391,954	392,699	397,981	407,959	414,743
Other interest-earning assets	116,643	84,484	100,175	39,411	130,178
Total earning assets (before allowance)	2,516,093	2,412,326	2,427,417	2,377,331	2,350,747
Total assets	2,726,003	2,623,067	2,670,699	2,576,706	2,574,196
Noninterest-bearing deposits	521,055	517,137	502,685	547,625	531,962
Interest-bearing deposits	1,680,546	1,582,365	1,641,193	1,550,985	1,551,995
Brokered deposits	6,627	27,177	41,970	23,445	49,238
Total deposits	2,208,228	2,126,679	2,185,848	2,122,055	2,133,195
Deposits excluding brokered	2,201,601	2,099,502	2,143,878	2,098,610	2,083,957
Total subordinated debt	35,691	35,630	35,568	35,507	35,446
Total borrowed funds	210,000	210,000	210,000	200,000	180,000
Other interest-bearing liabilities	4,956	22,378	21,512	8,060	32,204
Total interest-bearing liabilities	1,937,820	1,877,550	1,950,243	1,817,997	1,848,883
Shareholders' equity	247,746	214,519	206,756	195,634	181,161

Average Balances	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.
(in thousands)
Loans	$1,460,033	$1,435,966	$1,412,569	$1,359,643	$1,278,421
Securities	970,913	986,281	1,002,140	1,019,218	1,035,785
Other interest-earning assets	108,019	80,280	64,064	92,635	128,704
Total earning assets (before allowance)	2,538,965	2,502,527	2,478,773	2,471,496	2,442,910
Total assets	2,685,190	2,647,716	2,621,009	2,589,541	2,568,240
Noninterest-bearing deposits	519,511	516,308	506,175	546,778	540,497
Interest-bearing deposits	1,634,255	1,601,020	1,599,509	1,565,493	1,550,591
Brokered deposits	17,227	34,218	34,708	32,541	44,868
Total deposits	2,170,993	2,151,546	2,140,392	2,144,812	2,135,956
Total subordinated debt	35,658	35,596	35,535	35,474	35,413
Total borrowed funds	210,000	210,000	214,835	185,707	181,739
Other interest-bearing liabilities	11,756	26,426	18,399	25,729	20,480
Total interest-bearing liabilities	1,908,896	1,907,260	1,902,986	1,844,944	1,833,091
Shareholders' equity	237,875	210,742	200,177	187,099	181,219

Loan Breakout (in thousands)	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.
Agricultural	$49,147	$45,274	$41,950	$49,210	$43,290
Commercial and Industrial	229,232	224,031	231,222	229,915	222,357
Commercial Real Estate	862,773	804,213	794,705	786,921	709,960
Consumer	30,693	32,811	34,268	36,541	37,605
Construction Real Estate	14,555	18,751	17,890	20,936	16,477
Residential Real Estate	279,058	275,878	268,523	267,730	256,348
Loans to Other Financial Institutions	38,492	36,569	30,032	19,400	23,763
Gross Loans (excluding held for sale)	$1,503,950	$1,437,527	$1,418,590	$1,410,653	$1,309,800

Allowance for credit losses	16,490	16,152	16,037	15,685	14,872

Net loans	$1,487,460	$1,421,375	$1,402,553	$1,394,968	$1,294,928

Performance Ratios	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.

Annualized return on average assets	1.09%	0.99%	0.86%	0.82%	0.80%
Annualized return on average equity	12.36%	12.50%	11.26%	11.32%	11.31%
Annualized return on average tangible common equity	16.29%	17.22%	15.81%	16.40%	16.55%
Net interest margin (GAAP)	3.17%	2.95%	2.67%	2.66%	2.64%
Net interest margin (fully tax-equivalent)	3.23%	3.01%	2.74%	2.72%	2.70%
Efficiency ratio	60.80%	61.47%	64.55%	65.31%	65.74%
Annualized cost of funds	1.87%	1.92%	2.00%	1.91%	1.70%
Annualized cost of deposits	1.53%	1.56%	1.65%	1.57%	1.36%
Cost of interest bearing liabilities	2.38%	2.44%	2.53%	2.45%	2.18%
Shareholders' equity to total assets	9.09%	8.18%	7.74%	7.59%	7.04%
Tangible common equity to tangible assets	7.00%	5.98%	5.56%	5.32%	4.74%
Annualized noninterest expense to average assets	2.30%	2.16%	2.09%	2.13%	2.14%
Loan to deposit	68.38%	67.87%	65.17%	66.70%	61.65%
Full-time equivalent employees	371	368	367	369	376

Capital Ratios ChoiceOne Financial Services Inc.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.

Total capital (to risk weighted assets)	15.0%	13.5%	13.3%	13.0%	13.2%
Common equity Tier 1 capital (to risk weighted assets)	12.3%	10.7%	10.5%	10.3%	10.4%
Tier 1 capital (to risk weighted assets)	12.5%	10.9%	10.7%	10.5%	10.7%
Tier 1 capital (to average assets)	9.0%	7.7%	7.6%	7.5%	7.4%
Commercial Real Estate Loans as a percentage of total capital	193.3%	205.1%	206.8%	213.6%	186.3%

Capital Ratios ChoiceOne Bank	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.

Total capital (to risk weighted assets)	13.1%	13.2%	12.6%	12.4%	12.7%
Common equity Tier 1 capital (to risk weighted assets)	12.3%	12.5%	11.8%	11.8%	12.0%
Tier 1 capital (to risk weighted assets)	12.3%	12.5%	11.8%	11.8%	12.0%
Tier 1 capital (to average assets)	8.9%	8.8%	8.3%	8.4%	8.3%
Commercial Real Estate Loans as a percentage of total capital	221.8%	208.9%	218.2%	222.9%	194.4%

Asset Quality	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.
(in thousands)
Net loan charge-offs (recoveries)	$87	$157	$51	$120	$148
Annualized net loan charge-offs (recoveries) to average loans	0.02%	0.04%	0.01%	0.04%	0.05%
Allowance for credit losses	$16,490	$16,152	$16,037	$15,685	$14,872
Unfunded commitment liability	$1,485	$1,485	$1,757	$2,160	$2,718
Allowance to loans (excludes held for sale)	1.10%	1.12%	1.13%	1.11%	1.14%
Total funds reserved to pay for loans (includes liability for unfunded commitments and excludes held for sale)	1.20%	1.23%	1.25%	1.27%	1.34%
Non-Accruing loans	$2,355	$2,086	$1,715	$1,723	$1,670
Nonperforming loans (includes OREO)	$2,884	$2,358	$1,837	$1,845	$1,792
Nonperforming loans to total loans (excludes held for sale)	0.19%	0.16%	0.13%	0.13%	0.14%
Nonperforming assets to total assets	0.11%	0.09%	0.07%	0.07%	0.07%

NON-GAAP Reconciliation	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.
Net interest income (tax-equivalent basis) (Non-GAAP)	$20,631	$18,756	$16,871	$16,945	$16,609
Net interest margin (fully tax-equivalent)	3.23%	3.01%	2.74%	2.72%	2.70%

Reconciliation to Reported Net Interest Income

Net interest income (tax-equivalent basis) (Non-GAAP)	$20,631	$18,756	$16,871	$16,945	$16,609

Adjustment for taxable equivalent interest	(383)	(385)	(397)	(390)	(383)

Net interest income (GAAP)	$20,248	$18,371	$16,474	$16,555	$16,226
Net interest margin (GAAP)	3.17%	2.95%	2.67%	2.66%	2.64%

	Three Months Ended September 30,
	2024			2023
(Dollars in thousands)	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans (1)(3)(4)(5)	$1,460,033	$23,262	6.34%	$1,278,421	$17,779	5.52%
Taxable securities (2)	681,578	5,563	3.25	741,287	5,345	2.86
Nontaxable securities (1)	289,335	1,775	2.44	294,498	1,797	2.42
Other	108,019	1,473	5.43	128,704	1,766	5.44
Interest-earning assets	2,538,965	32,073	5.03	2,442,910	26,687	4.33
Noninterest-earning assets	146,225			125,330
Total assets	$2,685,190			$2,568,240

Liabilities and Shareholders' Equity:
Interest-bearing demand deposits	$916,459	$3,111	1.35%	$856,485	$2,885	1.34%
Savings deposits	329,613	728	0.88	357,687	462	0.51
Certificates of deposit	388,183	4,296	4.40	336,419	3,308	3.90
Brokered deposit	17,227	227	5.25	44,868	582	5.15
Borrowings	210,000	2,508	4.75	181,739	2,171	4.74
Subordinated debentures	35,658	413	4.61	35,413	413	4.62
Other	11,756	159	5.37	20,480	257	4.97
Interest-bearing liabilities	1,908,896	11,442	2.38	1,833,091	10,078	2.18
Demand deposits	519,511			540,497
Other noninterest-bearing liabilities	18,908			13,433
Total liabilities	2,447,315			2,387,021
Shareholders' equity	237,875			181,219
Total liabilities and shareholders' equity	$2,685,190			$2,568,240

Net interest income (tax-equivalent basis) (Non-GAAP) (1)		$20,631			$16,609

Net interest margin (tax-equivalent basis) (Non-GAAP) (1)			3.23%			2.70%

Reconciliation to Reported Net Interest Income
Net interest income (tax-equivalent basis) (Non-GAAP) (1)		$20,631			$16,609
Adjustment for taxable equivalent interest		(383)			(383)
Net interest income (GAAP)		$20,248			$16,226
Net interest margin (GAAP)			3.17%			2.64%

(1)
Adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 21%. The presentation of these measures on a tax-equivalent basis is not in accordance with GAAP, but is customary in the banking industry. These non-GAAP measures ensure comparability with respect to both taxable and tax-exempt loans and securities.
(2)
Taxable securities include dividend income from Federal Home Loan Bank and Federal Reserve Bank stock.
(3)
Loans include both loans to other financial institutions and loans held for sale.
(4)
Non-accruing loan balances are included in the balances of average loans. Non-accruing loan average balances were $2.2 million and $1.9 million in the third quarter of 2024 and 2023, respectively.
(5)
Interest on loans included net origination fees and accretion income. Accretion income was $275,000 and $362,000 in the third quarter of 2024 and 2023, respectively.